Exhibit 99.1

AptarGroup Reports Third Quarter Results;
Expands Presence in South America;
Declares Quarterly Dividend

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--October 14, 2009--AptarGroup, Inc. (NYSE:ATR) today reported third quarter results, announced the completion of an acquisition in South America, and declared a quarterly cash dividend of $.15 per share.

Third Quarter 2009 Summary

  Consolidated sales decreased 11% from the prior year level and decreased 7% excluding currency effects and acquisitions
  Operating income reached $52.9 million despite challenging conditions, a decline of 12% from the prior year, of which 4% was due to a charge of $2.6 million for the previously announced facilities consolidation and severance program
  Certain regions and markets stabilized in the third quarter leading to improved sales and profits over the second quarter
  South American acquisition was completed
  Strong balance sheet was maintained

THIRD QUARTER RESULTS

For the quarter ended September 30, 2009, sales decreased 11% to $473.7 million from $532.2 million a year ago. Product and custom tooling sales declined 7%, changes in exchange rates accounted for 5% of the decline and acquisitions added 1% to sales.

Third Quarter Segment Sales Analysis
(Change From Prior Year)

	Beauty & Home	Closures	Pharma	Total AptarGroup
Product and Custom Tooling Sales	-7%	-9%	-3%	-7%
Currency Effects	-5%	-5%	-4%	-5%
Acquisitions	0%	2%	0%	1%
Reported Change in Sales	-12%	-12%	-7%	-11%

Commenting on the quarter, Peter Pfeiffer, President and CEO, said, “Despite the continued difficult economic conditions, we have generally preserved our operating margins through cost savings efforts and the benefits of our diversified business model. Many of our customers remained cautious in the quarter, but we believe inventory reductions were reaching an end in certain markets and our third quarter results improved sequentially over our second quarter results. Although it was still a challenging quarter, we maintained our strong balance sheet.”

Pfeiffer added, “Our Beauty & Home segment sales declined 7%, excluding currency effects, primarily due to continued weak demand from the fragrance/cosmetic market in North America and Europe. This weakness was partially offset by continued strong demand from South America and Asia, and we benefited from improved demand in the personal care market. Beauty & Home segment income declined 21% or $4.6 million in the quarter primarily due to underutilized overhead and the negative impact of a $1.2 million charge relating to severance expenses. Excluding the charge for severance expenses, Beauty & Home segment income declined 16% or $3.3 million.

Our Closures segment sales declined 9%, excluding currency effects and acquisitions, due to the pass-through of resin cost decreases and weak demand in Europe. We continued to see strong demand for our food and beverage closures in North America and this offset some of the weakness in Europe. Closures segment income decreased 15% or $1.8 million in the quarter primarily due to the negative impact of a $1.4 million charge relating to consolidation/severance expenses. Excluding the charge for consolidation/severance expenses, Closures segment income declined 4% or approximately $0.5 million.”

Pfeiffer continued, “Our Pharma segment reported stable performance in the quarter. Sales declined by 3%, excluding currency effects, primarily due to softer demand for our metered dose valves, but overall the segment reported another strong operating result. Pharma segment income declined 11% primarily due to lower sales and the impact of changes in currency exchange rates.”

On a consolidated basis, operating income declined 12% to $52.9 million (including approximately $2.6 million of consolidation/severance expenses), down from $60.5 million a year ago.

Reported diluted earnings per share, which include the consolidation/severance expenses, decreased 16% to $.48 per share. Diluted earnings per share, excluding consolidation/severance expenses of approximately $.03 per share, decreased 11% to $.51 compared to $.57 per share in the prior year.

YEAR-TO-DATE RESULTS

Year-to-date sales decreased 17% to approximately $1.3 billion from approximately $1.6 billion a year ago. Product and custom tooling sales declined 10%, changes in exchange rates accounted for 8% of the decrease and acquisitions contributed 1% to sales.

Operating income decreased 23% to $141.5 million (including approximately $5.7 million of consolidation/severance expenses), down from $183.1 million a year ago. Reported diluted earnings per share, which include the consolidation/severance expenses, decreased 26% to $1.27 per share. Diluted earnings per share, excluding consolidation/severance expenses of approximately $.05 per share, decreased 23% to $1.32 compared to $1.72 per share in the prior year.

SOUTH AMERICAN ACQUISITION

In the quarter, AptarGroup acquired Covit do Brasil Componentes de Alumínio para Perfumaria Ltda. (Covit do Brasil) for approximately $7.6 million. Covit do Brasil is a growing company that has been operating in Brazil since 2005 developing and supplying anodized aluminum parts primarily for the fragrance/cosmetic market. Covit do Brasil will generally be supplying parts to other companies within AptarGroup.

Commenting on the acquisition, Pfeiffer said, “AptarGroup welcomes Covit do Brasil’s stamping and anodizing capabilities to the group. While this is a relatively small acquisition for us, their products and services will reinforce our product offerings, help us better serve our customers, and enhance our competitiveness in the fast growing South American markets.”

OUTLOOK

Discussing the Company’s outlook, Pfeiffer stated, “The diversification of our business has been a stabilizing factor in challenging times and we expect that to continue. As we look to the fourth quarter, some of our customers remain cautious going into the end of the year given the continuing weak consumer sentiment and, consequently, our global visibility remains limited at this time. However, we are cautiously optimistic that inventories may be bottoming out in certain markets though we expect the softness in the fragrance/cosmetic market to continue in the near-term. We will continue to diligently manage our costs without jeopardizing the flexibility necessary to respond to our customers’ demands and we will maintain our strong balance sheet. When comparing our fourth quarter results to the prior year, it is important to note that declining resin costs in the fourth quarter of 2008 caused a $5.2 million reduction in our LIFO inventory reserve. This positive effect of approximately $.05 per diluted share is not expected to repeat in the fourth quarter of 2009. Excluding facilities consolidation and severance program charges, we anticipate diluted earnings per share for the fourth quarter to be in the range of $.43 to $.48 per share compared to $.46 per share in the prior year.”

CASH DIVIDEND AND SHARE REPURCHASE PROGRAM

The Board of Directors declared a quarterly dividend of $.15 per share, payable November 18, 2009 to shareholders of record as of October 28, 2009.

During the quarter, the Company repurchased approximately 100,000 shares of common stock for approximately $3.5 million leaving approximately 4.2 million shares authorized for repurchase at the end of the third quarter.

OPEN CONFERENCE CALL

There will be a conference call on Thursday, October 15, 2009 at 7:00 a.m. CDT to discuss the Company’s third quarter results for 2009. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia, and South America. For more information, visit the AptarGroup web site at www.aptargroup.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic, environmental or political conditions in the various markets and countries in which AptarGroup operates, changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; fluctuations in the cost of raw materials, components and other input costs; the Company’s ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; the competitive marketplace; fiscal and monetary policy; changes in foreign currency exchange rates; direct or indirect consequences of acts of war or terrorism; and labor relations. For additional information on these and other risks and uncertainties, please see AptarGroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and Form 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements. AptarGroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net Sales	$ 473,668	$ 532,180	$ 1,345,992	$ 1,615,757
Cost of Sales (exclusive of depreciation
shown below)	320,675	366,637	899,222	1,102,325
Selling, Research & Development and
Administrative (1)	64,370	72,528	204,971	230,471
Depreciation and Other Amortization	33,054	32,537	94,590	99,864
Facilities Consolidation and Severance Expenses	2,631	-	5,726	-
Operating Income (2)	52,938	60,478	141,483	183,097
Other Income/(Expense):
Interest Expense	(3,965)	(5,261)	(12,569)	(14,204)
Interest Income	772	3,475	2,758	10,334
Equity in Results of Affiliates	-	194	-	417
Miscellaneous, net	(164)	(635)	(1,393)	(1,320)
Income before Income Taxes	49,581	58,251	130,279	178,324
Provision for Income Taxes (1)	16,114	18,557	41,746	56,475
Net Income	$ 33,467	$ 39,694	$ 88,533	$ 121,849

Net (Income)/Loss Attributable to Noncontrolling Interests	31	(43)	90	(24)
Net Income Attributable to AptarGroup, Inc.	$ 33,498	$ 39,651	$ 88,623	$ 121,825
Net Income Attributable to AptarGroup, Inc. Per Common Share:
Basic	$ 0.49	$ 0.59	$ 1.31	$ 1.79
Diluted	$ 0.48	$ 0.57	$ 1.27	$ 1.72

Average Numbers of Shares Outstanding:
Basic	67,691	67,670	67,691	67,958
Diluted	69,550	69,937	70,000	70,812

Notes to Consolidated Statements of Income:
(1) In order to be comparable to the current period presentation, the Company revised its 2008 presentation relating to a French research and development tax credit by reclassifying amounts from Provision for Income Taxes to Selling, Research & Development and Administrative. For further details, refer to the Company's Form 8-K that was filed with the Securities and Exchange Commission on July 17, 2009.
(2) Included in total Operating Income are expenses related to stock options of approximately $1.6 million and $8.4 million in the third quarter and first nine months, respectively, of 2009, and $1.3 million and $9.9 million in the third quarter and first nine months, respectively, of 2008.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	September 30, 2009	December 31, 2008
ASSETS

Cash and Equivalents	$ 294,851	$ 192,072
Receivables, net	325,392	343,937
Inventories	229,871	244,775
Other Current Assets	66,159	78,965
Total Current Assets	916,273	859,749
Net Property, Plant and Equipment	770,547	720,882
Goodwill, net	232,987	227,041
Other Assets	21,442	24,150
Total Assets	$ 1,941,249	$ 1,831,822

LIABILITIES AND EQUITY

Short-Term Obligations	$ 90,461	$ 64,619
Accounts Payable and Accrued Liabilities	282,891	310,408
Total Current Liabilities	373,352	375,027
Long-Term Obligations	210,773	226,888
Deferred Liabilities	96,376	98,109
Total Liabilities	680,501	700,024

AptarGroup, Inc. Stockholders' Equity	1,260,021	1,131,030
Noncontrolling Interests in Subsidiaries	727	768
Total Equity	1,260,748	1,131,798

Total Liabilities and Equity	$ 1,941,249	$ 1,831,822

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2009	2008	2009	2008
NET SALES
Beauty & Home	$ 239,621	$ 271,654	$ 665,234	$ 844,328
Closures	124,788	142,424	365,051	420,945
Pharma	109,258	118,102	315,705	350,479
Other	1	-	2	5
Total Net Sales	$ 473,668	$ 532,180	$ 1,345,992	$ 1,615,757

SEGMENT INCOME (1) (2)
Beauty & Home (3)	$ 16,815	$ 21,409	$ 38,769	$ 76,451
Closures (3)	10,443	12,280	35,800	35,597
Pharma (3)	31,269	35,077	91,752	101,171
Corporate Expenses and Other	(5,722)	(8,772)	(26,141)	(31,049)
Total Income Before Interest and Taxes	$ 52,805	$ 59,994	$ 140,180	$ 182,170
Interest Expense, Net	(3,193)	(1,786)	(9,811)	(3,870)
Net Income/(Loss) Attributable to Noncontrolling Interests	(31)	43	(90)	24
Income before Income Taxes	$ 49,581	$ 58,251	$ 130,279	$ 178,324

SEGMENT INCOME AS % OF NET SALES
Beauty & Home	7.0%	7.9%	5.8%	9.1%
Closures	8.4%	8.6%	9.8%	8.5%
Pharma	28.6%	29.7%	29.1%	28.9%

Notes to Segment Information:
(1) The Company evaluates performance of its business units and allocates resources based upon income before interest expense net of interest income, stock option and corporate expenses, income taxes and certain unusual items.

(2) In order to be comparable to the current period presentation, the Company revised its 2008 presentation relating to a French research and development tax credit. For further details, see Note (1) to Consolidated Statements of Income.

(3) Included in the segment income figures reported above, are consolidation/severance expenses as follows:
CONSOLIDATION/SEVERANCE EXPENSES
Beauty & Home	$ 1,246	$ -	$ 1,503	$ -
Closures	1,385	-	4,223	-
Pharma	-	-	-	-
Total Consolidation/Severance Expenses	$ 2,631	$ -	$ 5,726	$ -

CONTACT:
Stephen J. Hagge
AptarGroup, Inc.
815-477-0424